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                              EXHIBIT 10.28

                      TECHNOLOGY LICENSE AGREEMENT

     AGREEMENT made this date by and between INTERACTIVE VIDEO PUBLISHING, INC., located at 2604-B El Camino Real, Suite 382, Carlsbad, California 92008 (hereinafter called ''Licensor'') and CURTIS MATHES MARKETING CORPORATION, located at 10911 Petal Street, Dallas, Texas 75238 (hereinafter called ''Licensee''):

     WHEREAS Licensor represents (1) that it is the exclusive owner of the valuable and proprietary hardware/software platform (hereinafter referred to as the ''Vista Technology'') including a fully-integrated, compact multi-tasking operating system called KOSMOS, and numerous unique and compelling interactive television, Internet access, telephone and television management applications; (2) that it is the exclusive owner of the software operating system and applications which allow the television set to manage and display various telephone, VCR, television functions, and display, search or block specific TV listings and text received via vertical blanking interval, modem, or through the Internet;
(3) that it will use its best efforts to create a unique front-of-screen user interface and custom applications of the Vista Technology for the Licensee's products; and (4) that the Licensor has the right to grant this exclusive and non-exclusive license, and has not granted to any other person, firm, or corporation any right, license, or privilege thereunder; and

     WHEREAS Licensee desires to utilize the Vista Technology and KOSMOS upon and in connection with the manufacture, sale and distribution of articles hereinafter described,

     NOW, THEREFORE, in consideration of the mutual promises herein contained, it is hereby agreed:

1.   GRANT OF LICENSE.

     (a) LICENSED PRODUCTS. Upon the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee the exclusive right to utilize the Vista Technology and the proprietary KOSMOS Operating System in certain Licensee-branded and distributed large-screen home theater products, meaning 31" and larger televisions, and specialized VCRs, as well as the right to incorporate the Vista Technology and KOSMOS into other electronic appliances, and Licensee hereby accepts the right, license and privilege of utilizing the Vista Technology and KOSMOS solely and only upon and in connection with the manufacture, sale and distribution of the following articles: certain Licensee-branded and distributed large-screen home theater products and specialized VCRs with built-in applications of the Vista Technology and KOSMOS on an exclusive basis, and other electronic appliances with built-in applications of the Vista Technology and KOSMOS on a non-exclusive basis, with all such articles being hereinafter referred to as the "Licensed Products."

     (b)  TERM.     The  term  of  the  license  hereby granted shall be
effective on the date of execution of this Agreement and shall continue for five (5) years, unless sooner terminated in accordance with the
provisions  hereof.    At the end of this term, and at the end each term
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thereafter,  this  license may be renewed for successive one year terms, according to mutually agreeable terms and conditions unless either party hereto shall be given written notice to the contrary at least thirty
(30) days prior to the expiration date of the then current term.

2.   TERMS OF PAYMENT.

     (a) RATE. Licensee agrees to pay to Licensor as royalty a sum equal to three percent (3%) of all net sales of the Licensed Products [as defined in paragraph 1(a) above] by Licensee or its sublicensees under this Agreement, or any of its affiliated, associated, or subsidiary companies. The term ''net sales'' shall mean gross sales less quantity discounts and returns, but no deduction shall be made for cash or other discounts or uncollectible accounts. No costs incurred in the manufacture, sale, distribution or exploitation of the Licensed Products shall be deducted from any royalty payable by Licensee.

     (b) ADVANCE ROYALTY PAYMENT. Licensee agrees to pay to Licensor an advance royalty payment of Five Hundred Thousand Dollars ($500,000) on or before May 31, 1996, said payment to apply and be credited upon all minimum royalties and royalty payments due Licensor under this Agreement.

     (c) MINIMUM ROYALTIES. Licensee agrees to pay to Licensor a minimum annual royalty of Ten Thousand Dollars ($10,000) as a minimum guarantee against royalties to be paid to Licensor during each year of the contract term, said minimum royalty to be paid in quarterly installments within fifteen (15) days after the close of each calendar quarter during the term of this Agreement or any extension hereof. Payment shall accompany the statements furnished as required below.

     (d) ROYALTY PAYMENTS. Royalties in excess of the aforementioned minimum royalty shall be due within fifteen (15) days after the close of each calendar quarter in which earned, during the term of this Agreement or any extension hereof, and payment shall accompany the statements furnished as required below. The receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any royalties paid hereunder (or the cashing of any royalty checks paid hereunder) shall not preclude Licensor from verifying the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment made by Licensee. Domestic taxes payable in the licensed territory shall be payable by Licensee.

     (e)  PERIODIC STATEMENTS.     (i)    Within fifteen (15) days after
the close of each calendar quarter during the term of this Agreement or any extension hereof, Licensee shall furnish to Licensor, in a form acceptable to Licensor, a complete and accurate statement certified to be accurate by Licensee showing the number, description and gross sales price, itemized deductions from gross sales price and net sales price of the Licensed Products distributed and/or sold by Licensee during the preceding calendar quarter, together with any returns made during the
preceding  calendar  quarter.    Such  statements  shall be furnished to
Licensor whether or not any of the Licensed Products have been sold during the preceding calendar quarter.
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          (ii)    Within  sixty  (60) days after the end of each year of
this Agreement or any extension hereof, Licensee shall furnish to Licensor, in a form acceptable to Licensor, a statement showing the number, description and gross sales price, itemized deductions from gross sales price and net sales price of the Licensed Products distributed and/or sold by Licensee during the preceding calendar year, together with any returns made during the preceding calendar year, as shown on Licensee's business books and records. If such statement discloses any underpayment of royalties for that year, Licensee shall pay the amount of the underpayment to Licensor at the time of the
statement  required  under  this  paragraph.    Any overpayment shall be
credited by Licensor to Licensee's account.

          (iii) All books and records maintained by Licensee relating to operations concerning this License shall be available for inspection by Licensor or any of its designated representatives at any reasonable, mutually agreeable time and Licensee shall cooperate with any person making such examination on behalf of Licensor. All books of account and records shall be kept available for at least two (2) years after the termination of this license.

3.   ADVERTISING.   Licensee  agrees  to  use  reasonable  efforts  to
advertise and promote the sale of the Licensed Products during the term of this Agreement or any extension hereof.

4. INDEMNIFICATION BY LICENSEE AND PRODUCT LIABILITY INSURANCE. Licensee hereby indemnifies Licensor and undertakes to defend itself and/or Licensor against and hold Licensor harmless from any claims, suits, loss and damage arising out of alleged defects in the Licensed Products manufactured by or on behalf of Licensee. Licensee agrees that it will obtain, at its own expense, product liability insurance in a mutually agreed amount from a recognized insurance company acceptable to Licensor, providing adequate protection for Licensor (as well as for Licensee) against any claims, suits, loss or damage arising out of any alleged defects in the Licensed Products. Licensor shall be entitled to a copy of the then prevailing certificate of insurance, which shall be furnished to Licensor by Licensee.

5. INFRINGEMENT. The Licensor shall defend, at its own expense, and indemnify the Licensee from any claims, suits, loss and damage arising out of, all infringement suits that may be brought against Licensee or its sublicensees based on or related to the manufacture, use, or sale of the devices and applications using the Vista Technology and KOSMOS. In the event any information is brought to the attention of Licensor that others without benefit of license are infringing any of the rights granted pursuant to this Agreement, Licensor shall, at its own expense, diligently prosecute all such infringers. In any of the foregoing suits, the Licensee may, at Licensee's expense, be represented by counsel of its own choice.

6. WARRANTY AND SERVICING. Licensee agrees to provide the warranty and servicing for all Licensed Products manufactured, distributed or sold by it after the date of this Agreement, unless otherwise agreed in writing.

7. DISTRIBUTION. (a) Licensee agrees that during the term of this license it will diligently and continuously manufacture, distribute and sell the Licensed Products and that it will make and maintain adequate arrangement for their distribution.
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     (b)  Licensee  agrees  to  sell  to Licensor such quantities of the articles at as low a rate and on as good terms as Licensee sells similar quantities of the Licensed Products to the general trade.

8. TERMINATION. (a) If Licensee shall not have commenced in good faith to manufacture and distribute Licensed Products in substantial quantities within nine (9) months after the date of this Agreement or if at any time thereafter in any calendar quarter Licensee fails to sell any of the Licensed Products, Licensor, in addition to all other remedies available to it hereunder, may at its sole option terminate this license with respect to any Licensed Products which have not been manufactured and distributed during such quarter, by giving written notice of termination to Licensee. Such notice shall be effective when received by Licensee.

     (b) Should the Licensee fail to comply with any material provision of this Agreement, the Licensor may terminate this license upon thirty
(30) days' written notice to the Licensee, provided that the Licensee has not corrected such default during the notice period.

     (c) Termination of the license under the provisions of this paragraph shall be without prejudice to any rights which Licensor may otherwise have against Licensee. Upon the termination of this license, notwithstanding anything to the contrary herein, all royalties on sales theretofore made shall become immediately due and payable and no minimum royalties shall be repayable or avoidable.

9. FINAL STATEMENT UPON TERMINATION OR EXPIRATION. Sixty (60) days before the expiration of this license and, in the event of its termination, ten (10) days after receipt of notice of termination, Licensee shall furnish to Licensor a statement showing the number and description of Licensed Products on hand or in process. Licensor shall have the right to take a physical inventory to ascertain or verify such inventory and statement, and refusal by Licensee to submit to such physical inventory by Licensor shall forfeit Licensee's right to dispose of such inventory, Licensor retaining all other legal and equitable rights Licensor may have in the circumstances.

10.  DISPOSAL  OF  STOCK  UPON  TERMINATION  OR  EXPIRATION.       After
termination of the license under the provisions of paragraph 8, Licensee may, except as otherwise provided in this Agreement, dispose of Licensed Products which are on hand or in process at the time notice of termination is received. Such disposal may occur for a period of sixty
(60) days after notice of termination, provided advances and royalties with respect to that period are paid and statements are furnished for that period in accordance with paragraph 2.

11.  EFFECT OF TERMINATION OR EXPIRATION.    Upon    and    after    the
expiration or termination of this license, all rights granted to Licensee hereunder shall forthwith revert to Licensor, who shall be free to license others to use the Vista Technology and KOSMOS in connection with the manufacture, sale and distribution of products similar to the Licensed Products and Licensee will refrain from further use of the Vista Technology and KOSMOS or any further reference to it, direct or indirect, or anything deemed by Licensor to be similar to the Vista Technology and KOSMOS in connection with the manufacture, sale or distribution of Licensee's products, except as provided in paragraph 10.
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12.  NOTICES.  All  notices and statements to be given, and all payments to be made hereunder, shall be given or made at the respective addresses of the parties as set forth above unless notification of a change of address is given in writing, and the date of mailing shall be deemed the date the notice or statement is given.

13. NO JOINT VENTURE. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and either party shall have no power to obligate or bind the other in any manner whatsoever.

14. ASSIGNMENT AND SUBLICENSE. The Licensor shall not have the right to assign this Agreement or any rights granted to Licensor hereunder without the prior written consent of the Licensee. This Agreement and the rights and licenses granted to the Licensee hereunder may be assigned to a successor in interest of the entire or of a substantial portion of the business of Licensee. The Licensee may, at its option, s u b license to affiliated parties or subsidiaries the right to incorporate built-in applications of the Vista Technology and KOSMOS in electronic appliances.

15. NO WAIVER. None of the terms of this agreement can be waived or modified except by an express agreement in writing signed by both parties. The failure of either party hereto to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification thereof and either party may, within the time provided by applicable law, commence appropriate legal proceeding to enforce any or all of such rights. No person, firm, group or corporation other than Licensee and Licensor shall be deemed to have acquired any rights by reason of anything contained in this Agreement, except as provided in paragraph 14.

     IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of April 23, 1996.

LICENSOR:                          LICENSEE:

INTERACTIVE VIDEO                  CURTIS MATHES MARKETING
PUBLISHING, INC.                   CORPORATION

By: /s/ David Serlin               By: s/ Pat Custer
     David Serlin, CEO                  Patrick A. Custer,
                                        President